THE RESOLUTION GROUP, INC.

Exhibit 10.1

December 12, 2007

Mr. James D. Burchetta
DEBT RESOLVE, INC.
707 Westchester Avenue, Suite 409
White Plains, NY 10604

RE: The Resolution Group, Inc. (“TRG”) - Debt Resolve Agreement.

Dear Jim:

This will set forth our agreements reached between The Resolution Group, Inc. (“TRG”) and Debt Resolve, Inc. (“Debt Resolve”). As discussed, the principals of TRG have long-standing relationships at the executive level and represent numerous creditors within the healthcare, mortgage and banking industries. TRG is willing to provide Debt Resolve with its contacts and creditors and, in addition, TRG is willing to loan to Debt Resolve funds in the amount of $500,000 - $4,500,000 by way of preferred first priority notes with 30% warrant coverage at 5% above then market value, bearing interest at 12% per annum (with no monthly payments) and all due and payable 18 months after date of said notes, which notes shall be secured by a first UCC Filing and may be immediately assigned to an accredited investor who is subject to approval by Debt Resolve, which approval shall not be unreasonably withheld, in accordance with the terms as set forth herein.

In order to meet our clients’ expectations, it is imperative that the relationship between Debt Resolve and TRG be quickly formalized. This will serve as an outline of the basic points agreed upon, as follows:

1.	TRG and Debt Resolve shall enter into a Finders’ Fee Agreement providing a Finders’ Fee to TRG equal to 12.5% of gross Introduced Customer Revenues generated by clients referred to Debt Resolve.

2.
TRG shall enter into an exclusive relationship with Debt Resolve whereby TRG will introduce accounts from TRG’s creditor base for integration by Debt Resolve into Debt Resolve’s patented methods for collections. It is currently anticipated that Wachovia Bank will be one of the creditors introduced to Debt Resolve. Debt Resolve will use its reasonable best efforts at its sole cost and expense to timely provide any clients introduced with appropriate WebEx and other presentations and to integrate the Debt Resolve collection system into the clients’ data base.

17461 Derian Avenue, Suite 108,
Irvine, CA 92614

3.
TRG has developed and intends to implement proprietary business methods in the home loan work-out/note modification sector. This may include establishing a call-center (and may upon mutual agreement include integrating the First Performance Corporation personnel of Debt Resolve in Las Vegas) capable of telephone soliciting of leads from TRG creditor contacts for a fee payable upon successful work-out of delinquent loans. All overhead and expenses and all net revenues of such endeavor will be borne and shared equally by TRG and Debt Resolve, except expenses for First Performance shall be borne by Debt Resolve.

4.	It is further agreed that:

a.	TRG shall become a fully authorized agent of Debt Resolve, operating and headquartered on the West Coast, to offer Debt Resolve’s product and services.

b.
In addition to its finders’ fee of 12.5% of gross Introduced Customer Revenues, TRG is hereby granted a total of Nine Hundred Thousand (900,000) common units of Debt Resolve, Inc., a Delaware corporation, upon execution of this letter by Debt Resolve, as follows: (i) Four Hundred Thousand (400,000) common units of Debt Resolve, which vests upon and shall be cancelled and returned to Debt Resolve unles TRG funds by Wednesday, December 20, 2007 the initial $500,000 note (or more); (ii) Two Hundred Fifty Thousand (250,000) shares of Debt Resolve, which vests upon and shall be cancelled and returned to Debt Resolve unless TRG loans an additional $1.5 Million within 45 days after the date hereof (total of $2M or more) on the same terms as the initial Note; and (iii) Two Hundred Fifty Thousand (250,000) shares of Debt Resolve, which vests upon loans at a minimum of $1M (for a total minimum of $3M) and maximum of $2.5M (for a total maximum of $4.5M), within 180 days after the date hereof, and shall be cancelled and returned to Debt Resolve unless TRG (a) delivers to Debt Resolve contracts with three (3) hospitals within 180 days after the date hereof and (b) has delivered to Debt Resolve an aggregate portfolio of debt of Fifty Million Dollars ($50,000,000) of face value debt within 360 days after the date hereof.

c.
Upon TRG funding the notes with any of TRG’s financing sources, TRG will be paid, concurrently with funding the note, as follows: (i) for the initial $500,000, TRG shall be paid no fees and (ii) TRG shall be paid 5% of all monies thereafter funded by way of net funding the 95% balance to Debt Resolve.

d.
In the event TRG and Debt Resolve at a later date mutually agree to enter into joint development and deployment of other proprietary businesses which are currently not being actively pursued by Debt Resolve such as, but not limited to, originating of new real estate or consumer loans, and data based marketing of Debt Resolve’s services, TRG shall be entitled to 50% of net Revenues (less expenses and overhead) from such other profit centers mutually agreed to be implemented.

Debt Resolve represents and warrants that the terms and provisions of this agreement have been fully authorized and approved by the Board of Directors of Debt Resolve.

In addition, TRG intends to provide introductions and secure contracts for Debt Resolve with major hospitals including:

•	Medical Capital
•	Hoag Memorial (Webex requested at your convenience)
•	UC Irvine Medical Center
•	Baptist Health in South Florida
•	Cedar Sanai in Beverly Hills
•	The Memorial Care Hospitals include the following:
•	Anaheim Memorial
•	Long Beach Memorial/ Wendy Kekel CFO (Webex requested at your convenience)
•	Orange Coast Memorial
•	Saddleback Memorial (2 hospitals, Laguna Hills and San Clemente).

We look forward to working with you in this regard.

This agreement amends, supersedes and replaces any prior oral or written agreements with respect to the subject matter hereof, specifically the letter agreement between the parties hereto dated December 7, 2007.

Please sign and return an original copy of this letter, which will evidence your agreement to the foregoing.

Very truly yours,

/s/ H. Vaughn Hapeman
H. VAUGHN HAPEMAN,
Founder

AGREED AND ACCEPTED
THIS 12th DAY OF DECEMBER, 2007

DEBT RESOLVE, INC.

By: /s/ James D. Burchetta
JAMES D. BURCHETTA, CEO